         Exhibit (e)(4)

SELLING AGREEMENT

         THIS SELLING AGREEMENT ("Agreement") is made effective the 16th day of June, 2003, by and between Ivy Funds Distributor, Inc., a Florida Corporation ("IFDI"), and Waddell & Reed, Inc., a Delaware corporation ("W&R").

RECITALS

         WHEREAS, IFDI is the principal underwriter and/or distributor of the shares of the registered investment companies listed on Exhibit "A" attached to this Agreement, as the same may be amended by IFDI from time to time by giving written notice to W&R (collectively referred to herein as the "Funds" and individually as a "Fund"), the Funds are investment companies registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and the shares of the Funds are registered under the Securities Act of 1933, as amended (the "1933 Act"); and

         WHEREAS, IFDI invites W&R, as agent for its customers, to participate in the distribution of any or all of such Funds in accordance with the terms and conditions hereof;

         NOW THEREFORE, the parties hereto agree as follows:

TERMS AND CONDITIONS

1.         Sale of Shares.

         a)         W&R agrees to offer and sell shares of the Funds only at the public offering prices then in effect, in accordance with the terms of the Fund's then current prospectus, including any supplements or amendments thereto (the "Prospectuses"). Shares of the Funds shall be offered to W&R at a price equivalent to their net asset value next computed following receipt of the order by the Fund or by the Funds' transfer agent, as set forth in the Funds' Prospectus.

         b)         All purchase orders shall be placed using forms or procedures provided or approved by IFDI. The minimum dollar purchase of shares of the Funds shall be the applicable minimum amounts described in the then current Prospectuses, and no order for less than such amounts will be accepted by IFDI.

         c)         All purchase orders are subject to acceptance by IFDI and effective only upon confirmation. IFDI reserves the right to reject any purchase order. IFDI also reserves the right, with 30 days' written notice, to suspend sales or withdraw the offering of Fund shares in whole or in part.

         d)         Payment for Fund shares purchased hereunder shall be made within the applicable time frame specified in the then current Prospectuses and in accordance with applicable rules of the National Association of Securities Dealers, Inc. ("NASD"). If payment is not so received or made, IFDI reserves the right to cancel the sale, in which case W&R shall be responsible for any loss resulting to such Fund or to IFDI from W&R's failure to forward payment as aforesaid.

         e)         W&R agrees to purchase shares of the Funds only through IFDI. Purchases through IFDI shall be made only for the purpose of covering purchase orders already received from W&R customers or for W&R's bona fide investment and that the shares will not be resold except through redemption by IFDI. All Fund transactions shall be subject to the terms and provisions set forth in the then current Prospectuses.

         f)         W&R is responsible for carrying out its obligations under this Agreement in compliance with the NASD Rules of Conduct, with applicable federal and state securities laws and regulations, and with other applicable law.

         g)         Under this Agreement, W&R acts as principal and is not employed by IFDI as broker, agent or employee. W&R is not authorized to act for IFDI nor to make any representation on its behalf; and in purchasing or selling Fund shares hereunder, W&R relies only upon the then current Prospectuses and Statements of Additional Information furnished to W&R by IFDI from time to time and upon such written representations as may hereafter be made by IFDI, to W&R, over its signature.

         2.         Redemption. IFDI has been authorized by the Funds to represent that any of the outstanding shares of the Funds may be tendered for redemption at any time, and has been authorized by the Funds to represent that the Funds will repurchase or redeem the shares so tendered in accordance with each of the Funds' articles of incorporation and bylaws and the applicable provisions of the respective Fund's Prospectus. The price to be paid to redeem or repurchase the shares shall be equal to the net asset value, less a contingent deferred sales charge, if any, determined as set forth in the applicable Prospectus (the "redemption price").

         3.         Registration of Shares. IFDI shall be responsible for assuring that shares of the Funds are registered under the 1933 Act and are registered or otherwise eligible for sale in each of the states in the United States so that there will be available for sale such number of shares of the Funds as W&R may require.

         4.         Charges and Compensation.

         a)         In accordance with Exhibit "B" of this Agreement, IFDI shall pay to W&R a dealer reallowance in accordance with the terms of the then current Prospectuses and/or incorporated Statements of Additional Information on all approved sales of Fund A class shares through W&R, IFDI shall also pay to W&R advance commissions at the rates shown in Exhibit "B" to this Agreement. As nearly as practicable, dealer reallowance and advance commission payments due W&R shall be paid semi-monthly by IFDI.

         b)         If a Fund has adopted a 12b-1 plan under the Investment Company Act of 1940, IFDI shall make distributions to W&R under the 12b-1 plan and in accordance with the terms of the then current Prospectuses and Exhibit "A" to this Agreement.

         5.         Information Regarding the Funds. W&R agrees that the financial advisors selling the Funds shall deliver or cause to be delivered to each customer, at or prior to the time of any purchase of Fund shares, a copy of the then current Prospectus, including any supplements or amendments thereto, unless such Prospectus has already been delivered to the customer, and to each customer who so requests, a copy of the then current Statement of Additional Information, including any stickers thereto. Upon request by W&R or its financial advisors, IFDI agrees to furnish a sufficient number of copies of the current Prospectus or Statement of Additional Information for each Fund, including any supplements or amendments thereto. No person is authorized to make any representations concerning the Funds or shares of the Funds except those contained in each Fund's then current Prospectus or Statement of Additional Information and any such information as may be released by a Fund as information supplemental to such Prospectus or Statement of Additional Information or in periodic reports to shareholders of the Fund or in advertising or sales literature that is authorized or approved by IFDI.

         6.         Status as a Registered Broker-Dealer. W&R represents that it is (i) registered as a broker-dealer under the Securities Exchange Act of 1934; (ii) qualified to act as a broker-dealer in all states or other jurisdictions where it transacts business; and (iii) a member in good standing of the NASD. W&R further agrees that it will maintain such registrations, qualifications, and membership in good standing and in full force and effect throughout the term of this Agreement, and that it will substantially abide by all NASD rules and regulations, applicable state and federal laws and rules, and regulations of regulatory agencies having jurisdiction over it.

         7.         Customer Lists. IFDI hereby agrees that the names of W&R customers are and shall remain the sole property of W&R, shall be kept confidential by IFDI, and shall not be used by IFDI for any purpose except for servicing and informational mailings in the normal course of business. The provisions of this paragraph shall survive the termination of this Agreement.

         8.         Other Activities. W&R's services pursuant to this Agreement shall not be deemed to be exclusive, and W&R may render similar services and act as a dealer for other investment companies in the offering of their shares.

         9.         Indemnification.

         a)         W&R agrees to indemnify and hold IFDI and the Funds harmless from any claim, demand, loss, expense, or cause of action arising out of or in connection with any wrongful act or omission by W&R, its representatives or agents, provided that such claim, demand, loss, expense, or cause of action was not caused by the willful malfeasance, bad faith or gross negligence of IFDI, its representatives or agents.

         b)         IFDI agrees to indemnify and hold W&R harmless from any claim, demand, loss, expense, or cause of action arising out of or in connection with any wrongful act or omission by IFDI, its representatives or agents, provided that such claim, demand, loss, expense, or cause of action was not caused by the willful malfeasance, bad faith or gross negligence of W&R, its representatives or agents.

         c)         The provisions of this paragraph shall survive the termination of this Agreement.

         10.         Effective Date, Amendment and Termination.

         a)         This Agreement shall be effective as of the date of any purchase orders placed by W&R after the date set forth above, and shall cancel and supersede any and all prior Selling Agreements or similar agreements or contracts relating to the distribution of the Fund shares between the parties hereto.

         b)         This Agreement may be amended only by a writing, signed by both parties hereto, except that IFDI may amend the Funds listed on Exhibit "A" by sending written notice to W&R.

         c)         This Agreement will terminate with respect to any Fund immediately in the event of the termination of IFDI's Distribution Agreement with such Fund. This Agreement also may be terminated upon written notice by either party at any time, and shall automatically terminate as otherwise provided herein and upon its attempted assignment by W&R, whether by operation of law or otherwise.

         11.         Notices. Any notice to IFDI under this Agreement shall be duly given if sent first-class mail, postage prepaid, to Ivy Funds Distributor, Inc., Attn: Legal Department, 6300 Lamar Ave., Overland Park, KS 66202. Any notice to W&R under this Agreement shall be duly given if sent first-class mail, postage prepaid, to Waddell & Reed, Inc., Attn: Legal Department, 6300 Lamar Ave., Overland Park, KS 66202. Either party may change its address for notice purposes by notifying the other party in writing of its new address.

         13.         Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Kansas and shall be binding upon both parties hereto.

         14.         Miscellaneous.

         a)         This Agreement, including the attached exhibits, contains the entire agreement and understanding between IFDI and W&R regarding the matters addressed herein.

         b)         The captions in this Agreement are for convenience only and are not intended to define or limit the contents of each captioned paragraph.

         c)         As used herein, the terms "Net Asset Value," "Offering Price," "Investment IFDI," and "Principal Underwriter" shall have the meanings set forth in the 1933 Act and the 1940 Act, as applicable, and the rules and regulations promulgated thereunder. The term "assignment" shall not have the meaning set forth in the 1940 Act, but shall mean the conveyance of a party's rights and obligations under a contract by means of a separate written instrument or contract.

         IN WITNESS WHEREOF, the parties have executed this Agreement to become effective as provided herein.

IVY FUNDS DISTRIBUTOR, INC.

By: /s/Thomas W. Butch
Printed Name: Thomas W. Butch
Title: President

WADDELL & REED, INC.

By: /s/Michael D. Strohm
Printed Name: Michael D. Strohm
Title: President

EXHIBIT "A"

Schedule of Funds:

ALL IVY FUNDS

EXHIBIT "B"

Commission Rates

SHARE CLASS	Dealer Reallowance	Advance Commission	12b-1 Service Fee	12b-1 Distribution Fee
A	Full amount paid by customer, payable semi-monthly		.25% from date of sale, payable monthly
B		4%, payable semi-monthly	.25% from date of sale, payable monthly
C		1%, payable semi-monthly	.25% from 13th month after sale, payable monthly	.75 % from 13th month after sale, payable monthly
E	Full amount paid by customer, payable semi-monthly		.25% from date of sale, payable monthly
12b-1 Combined Distribution and Service Fee
Y			.25 % from date of sale, payable monthly